Exhibit 10.9

Execution Copy

SEVENTH AMENDMENT TO SEARCH SERVICES AGREEMENT

This Seventh Amendment to Search Services Agreement (“Seventh Amendment”) is entered into by and between AOL Inc. (successor-in-interest to AOL LLC), a Delaware corporation, with its principal place of business at 770 Broadway, New York, NY 10003 (“AOL”), and Time Inc. (“TI”), a Delaware corporation with offices at 1271 Avenue of the Americas, New York, New York 10020, effective as of May 31, 2010 (the “Seventh Amendment Effective Date”).

INTRODUCTION

The Parties hereto wish to amend the Search Services Agreement entered into by and between the AOL and TI on August 23, 2007, as amended by the First Amendment dated as of March 10, 2009, Second Amendment dated as of December 17, 2009, the Third Amendment dated as of January 31, 2010, the Fourth Amendment dated as of February 28, 2010, the Fifth Amendment dated as of March 31, 2010, and the Sixth Amendment dated as of April 30, 2010 (collectively, the “Existing Agreement”). Together, the Existing Agreement and this Seventh Amendment shall be referred to collectively as the “Agreement”. Capitalized terms not defined in this Seventh Amendment shall have the meanings set forth in the Existing Agreement.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby amend the Existing Agreement as follows:

1.	Term. Section 6.1 (titled, “Term”) of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

“This Agreement will commence on the Effective Date and shall expire at 11:59 p.m. (EST) on June 30, 2010, unless terminated earlier as provided for in this Agreement (the “Term”). TI may terminate this Agreement by providing written notice to AOL at least three (3) business days in advance of the desired effective early termination date, which written notice may be in the form of email to the following AOL employees: (i) Steve Quan, VP Business Development at Steven.Quan@corp.aol.com, and (ii) Francis Lobo, VP AOL Search at Francis.Lobo@corp.aol.com.”

2.	TI Revenue Share. Pursuant to Section 2 of the Sixth Amendment, effective as of June 1, 2010, the TI Revenue Share (as defined in Section 5.2 of the Agreement) will be decreased to eighty-five percent (85%) of Net Revenue (as defined in Section 5.2 of the Agreement).

3.	Order of Precedence; Entire Agreement. Except as expressly modified by this Seventh Amendment, all terms and conditions, and provisions of the Existing Agreement shall continue in full force and effect. In the event of conflict between the terms and conditions of the Existing Agreement and the terms and conditions of this Seventh Amendment, the terms and conditions of this Seventh Amendment will control. The Existing Agreement, together with any exhibits, and schedules attached thereto and referenced therein, all as modified by this Seventh Amendment, constitutes the entire and exclusive agreement between the Parties with respect to the subject matter thereof.

4.	Counterparts; Facsimile. This Seventh Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. This Seventh Amendment may be executed by signatures transmitted by facsimile.

Confidential

Execution Copy

IN WITNESS WHEREOF, the Parties have caused this Seventh Amendment to Search Services Agreement to be signed by their duly authorized representatives and delivered as of the dates set forth below.

AOL INC.		TIME INC.

By:	/s/ Steven Quan	By:	/s/ Kavata Mbondo
Name:	Steven Quan	Name:	Kavata Mbondo
Title:	VP, Business Development	Title:	Dir., Inventory Analytics & Bus. Dev.

Date:	5/26/10	Date:	5/26/2010

Confidential